Exhibit 99.1

NEWS RELEASE

Contact:
Bobbi J. Roberts Vice President, Investor Relations Saxon Capital, Inc. 804.967.7879 robertsb@saxonmtg.com

Release Date: April 24, 2003 at 5:00 p.m. Eastern Time

Saxon Capital, Inc. Reports First Quarter 2003 Operating Results

EPS Increased To $0.44 Diluted For The Quarter; Owned Portfolio Increased 12%

GLEN ALLEN, VA. (April 24, 2003) – Saxon Capital, Inc. (“Saxon”) (NASDAQ: SAXN), a residential mortgage lending and servicing company, today announced first quarter 2003 net income of $12.9 million or $0.44 per share diluted, as compared to $2.0 million or $0.07 per share diluted, for the first quarter 2002. Compared to net income of $11.8 million or $0.41 per share diluted for fourth quarter 2002, first quarter earnings increased 9%.

Operational Highlights for the First Quarter

•	Net mortgage loan portfolio, or “owned portfolio”, increased by 12% to $4.0 billion at March 31, 2003 from $3.6 billion at December 31, 2002.

•	Mortgage loan production for first quarter 2003 increased by 49% over first quarter 2002 production and 10% over fourth quarter 2002 (excluding called loans purchased from previously securitized pools). There were no called loans purchased from off-balance sheet securitized pools during first quarter 2003. Called loans purchased from off-balance sheet securitized pools were $41.3 million for first quarter 2002 and $58.8 million for fourth quarter 2002. Purchases of called loans occur upon exercise of the clean up call option by the servicer of the previously securitized pools.

•	Servicing rights for approximately $1.1 billion of mortgage loans were purchased.

Loan Production

Total mortgage loan production volume was $714.1 million for first quarter 2003, an increase of 49% compared to first quarter 2002. This comparison does not take into account called loans purchased in the first quarter 2002. Total cost to produce increased to 3.55% of total loan production for first quarter 2003 as compared to 3.20% for first quarter 2002. The increase in total mortgage loan production year over year and the increase in cost to produce are due to the continued investment and growth in Saxon’s retail and wholesale production channels.

Saxon’s retail mortgage loan production was $182.3 million during first quarter 2003, an increase of 37% over first quarter 2002, although down 5% compared to fourth quarter 2002. At March 31, 2003, total retail branches totaled 22 as compared to 17 at March 31, 2002. Same branch retail production for branches open greater than 12 months increased 20% for first quarter 2003 over first quarter 2002, and declined 13% for first quarter 2003 from fourth quarter 2002.

Saxon’s wholesale mortgage loan production was $274.7 million during first quarter 2003, an increase of 22% over first quarter 2002, although down 5% compared to fourth quarter 2002.

Historically, first quarter loan production lags behind fourth quarter loan production due to seasonality in the mortgage loan industry. Saxon’s retail and wholesale production channels have seen this trend continue during first quarter 2003. Saxon did have an increase in first quarter 2003 volume compared to first quarter 2002 volume due to the expansion of its retail branch network and wholesale account executive sales force. Saxon expects to complete its 2003 branch expansion plan by the end of second quarter 2003, when it expects to reach a total of 27 branches.

Saxon’s correspondent flow mortgage loan production was $142.5 million during first quarter 2003, an increase of 71% over first quarter 2002, and an increase of 35% over fourth quarter 2002. Correspondent bulk mortgage loan production was $114.6 million during first quarter 2003, an increase of 207% from first quarter 2002, and an increase of 89% from fourth quarter 2002. This does not represent a change in Saxon’s strategy to continue to shift its primary focus toward retail loan production. During the quarter, changes in the short-term interest rate environment allowed for several opportunities for Saxon to acquire whole loan pools of mortgages at favorable pricing.

Portfolio Performance

At March 31, 2003, Saxon’s owned portfolio totaled $4.0 billion, an increase of 12% from December 31, 2002. Seriously delinquent (60+ days past due) loans were 6.4% of owned portfolio at March 31, 2003, compared to 7.1% at December 31, 2002. Primarily reflecting the growth of the owned portfolio, Saxon increased its reserve for loan losses to $43.0 million at March 31, 2003 from $40.2 million at December 31, 2002.

Purchase of Servicing Rights

During the first quarter, Saxon purchased third party servicing rights to approximately $1.1 billion of loans. Saxon paid approximately 80 basis points for the servicing rights, which have a stated annual servicing rate of approximately 50 basis points.

Financial Highlights

For first quarter 2003, Saxon’s net interest income was $43.4 million, as compared to $24.3 million for first quarter 2002. For first quarter 2003, Saxon’s net interest margin was 4.7%, as compared to 5.3% for first quarter 2002. Total net revenues for first quarter 2003 were $47.4 million, as compared to $24.9 million for first quarter 2002. Saxon’s increase in net interest income is due to the growth of the owned portfolio. In addition to portfolio growth, servicing income recognized from the third party servicing rights Saxon purchased in 2002 contributed to the increase in net revenues compared to the prior year quarter.

Operating expenses, which include general and administrative expenses and depreciation, were $26.5 million for first quarter 2003, as compared to $21.4 million for first quarter 2002. This increase was due to higher mortgage loan production, growth in the wholesale account executive sales force, and expansion of the retail branch network and call center. Saxon anticipates increased operating expenses as it expands its retail branch network and in connection with maintaining compliance with new and pending SEC regulations.

Liquidity

At March 31, 2003, Saxon had $1.5 billion in committed facilities and $94.5 million in short-term liquidity.

During the quarter, Saxon priced and closed a $750 million asset-backed securitization, Saxon Asset Securities Trust 2003-1. In addition, Saxon closed the pre-funding on a $1.0 billion Saxon Asset Securities Trust 2002-3 asset-backed securitization.

Conference Call

Saxon will host a conference call for analysts and investors at 11 a.m. Eastern Time on Friday, April 25, 2003. For a live Internet broadcast of this conference call, please visit Saxon’s investor relations website at www.saxoncapitalinc.com. To participate in the call, contact Bobbi Roberts, Vice President Investor Relations (804.967.7879 or robertsb@saxonmtg.com). A replay will be available shortly after the call and will remain available until 5 p.m. Eastern Time, May 2, 2003. The replay will be available on Saxon’s website or at 800.252.6030 using the ID number 16385523.

About Saxon

Saxon is a residential mortgage lender and servicer that originates, purchases, securitizes and services non-conforming mortgages and home equity loans. Saxon is headquartered in Glen Allen, Virginia and has additional primary facilities in Fort Worth, Texas and Foothill Ranch, California.

Saxon’s production subsidiaries, Saxon Mortgage, Inc., and America’s MoneyLine, Inc. originate and purchase loans through wholesale, correspondent and retail business channels. Saxon currently originates and purchases loans in 49 states, through its network of approximately 4,000 brokers, 400 correspondents, and 22 retail branches. As of March 31, 2003, Saxon’s servicing subsidiary, Saxon Mortgage Services, Inc., serviced a mortgage loan portfolio of $8.4 billion. For more information, visit www.saxoncapitalinc.com.

Information Regarding Forward Looking Statements

Statements in this news release reflecting our future expectations, plans and strategies, are “forward-looking statements” and are based on current expectations and assumptions that are subject to risks and uncertainty. Our actual results and the timing of certain events could differ materially from those plans due to a number of factors, such as changes in overall economic conditions and interest rates, faster prepayment speeds than those we currently anticipate, declining consumer demand for mortgage refinancing, changes in capital market and competitive conditions applicable to our industry, and changes in the applicable legal and regulatory environment. You should also be aware that all information in this news release is as of April 24, 2003, or as of the date indicated. We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

Saxon Capital, Inc.

Consolidated Balance Sheets

(Dollars in thousands, except for share data)

(unaudited)

	March 31, 2003	December 31, 2002
Assets
Cash	$5,212	$8,098
Accrued interest receivable	43,586	38,630
Trustee recievable	51,821	44,128
Mortgage loan portfolio	4,057,521	3,612,473
Allowance for loan losses	(42,999)	(40,227)

Net mortgage loan portfolio	4,014,522	3,572,246
Restricted cash	804	301,435
Servicing related advances	105,142	102,558
Mortgage servicing rights, net	31,683	24,971
Deferred tax asset	20,210	17,588
Real estate owned	17,361	14,563
Other assets	40,670	38,945

Total assets	$4,331,011	$4,163,162

Liabilities and stockholders’ equity
Liabilities:
Accrued interest payable	$9,231	$7,431
Warehouse financing	119,897	474,442
Securitization financing	3,857,891	3,347,251
Note payable	25,000	25,000
Other liabilities	25,498	22,692

Total liabilities	4,037,517	3,876,816

Stockholders’ equity
Common stock, $0.01 par value per share, 100,000,000 shares authorized; 28,392,756 and 28,235,781 issued and outstanding, respectively	284	282
Additional paid-in capital	260,862	259,267
Other comprehensive income (loss), net of tax of $(980) and $3,649	(1,626)	5,707
Retained earnings	33,974	21,090

Total stockholders’ equity	293,494	286,346

Total liabilities and stockholders’ equity	$4,331,011	$4,163,162

Saxon Capital, Inc.

Consolidated Statements of Operations

(Dollars in thousands, except for share data)

(unaudited)

	Quarter Ended March 31, 2003	Quarter Ended December 31, 2002	Quarter Ended September 30, 2002	Quarter Ended June 30, 2002	Quarter Ended March 31, 2002
Revenues:
Interest income	$70,188	$63,829	$59,145	$50,543	$40,546
Interest expense	(26,792)	(25,782)	(24,665)	(20,382)	(16,239)

Net interest income	43,396	38,047	34,480	30,161	24,307
Provision for mortgage loan loss	(8,614)	(6,912)	(6,124)	(7,987)	(7,094)

Net interest income after provision for mortgage loan losses	34,782	31,135	28,356	22,174	17,213
Servicing income, net of amortization	12,647	11,000	9,073	7,462	7,725
Gain on sale of mortgage assets	6	—	133	232	—

Total net revenues	$47,435	$42,135	$37,562	$29,868	$24,938
Expenses:
Payroll and related expenses	14,278	12,918	13,366	12,274	11,879
General and administrative expenses	10,927	11,193	9,580	8,846	8,806
Other expense (income)	1,325	(579)	531	751	728

Total expenses	26,530	23,532	23,477	21,871	21,413
Income before taxes	20,905	18,603	14,085	7,997	3,525
Income tax expense	8,021	6,792	5,561	2,940	1,540

Net income	$12,884	$11,811	$8,524	$5,057	$1,985
Primary earnings per share	$0.46	$0.42	$0.30	$0.18	$0.07

Diluted earnings per share	$0.44	$0.41	$0.29	$0.17	$0.07

Saxon Capital, Inc.

Supplemental Data

	Qtr 03/31/2003	Qtr 12/31/2002	Qtr 09/30/2002	Qtr 06/30/2002	Qtr 03/31/2002

Production Statistics
Volume
Wholesale	$274,724	$288,729	$284,338	$235,827	$225,384
Retail	182,345	192,387	176,489	143,565	133,508
Correspondent Flow	142,460	105,847	102,234	89,735	83,123
Correspondent Bulk	114,574	60,616	74,604	61,868	37,261
Called loans(1)	—	58,839	—	88,429	41,291
Cost to Produce(2)
Wholesale	3.24%	3.03%	3.46%	3.26%	3.32%
Retail	3.17%	2.43%	2.46%	2.37%	2.62%
Correspondent Flow	3.52%	3.34%	3.25%	2.96%	3.00%
Correspondent Bulk	4.94%	5.78%	5.80%	4.38%	4.95%
Total Production	3.55%	3.16%	3.43%	3.09%	3.20%
Cost to Service	0.26%	0.32%	0.29%	0.30%	0.30%
Credit Quality
Average Loan-To-Value	79.5%	79.1%	79.5%	78.0%	77.5%
Credit Score	612	613	606	602	601
Fixed Weighted Average Coupon	7.9%	8.3%	8.6%	9.2%	9.1%
ARM Weighted Average Coupon	8.0%	8.3%	8.6%	9.2%	9.3%

Portfolio Statistics
Owned Portfolio Balance	$3,953,056	$3,505,255	$3,042,971	$2,594,160	$2,124,634
Owned Portfolio Seriously Delinquent(3)	6.4%	7.1%	6.2%	6.1%	5.6%
Owned Net Losses on Liquidated Loans – quarter ended trust basis(4) (5)	5,860	2,595	1,835	1,137	907
Owned Net Losses on Liquidated Loans – quarter ended GAAP basis(4) (5)	6,282	5,638	3,396	2,801	2,262
Total Serviced Portfolio Balance	8,394,916	7,575,560	6,914,663	6,416,708	6,440,863
Total Serviced Portfolio Seriously Delinquent(3)	9.8%	11.3%	11.6%	12.2%	12.4%
Total Serviced Net Losses on Liquidated Loans – quarter ended trust basis	26,554	25,857	25,841	34,392	24,559

Key Ratios
Average Earning Assets(6)	$3,723,306	$3,256,898	$2,791,150	$2,348,100	$1,859,293
Average Assets	4,247,087	3,758,518	3,102,153	2,375,430	2,277,478
Average Equity	289,920	277,719	263,530	255,646	253,120
Return on Average Assets (ROA)(7)	1.2%	1.3%	1.1%	0.9%	0.3%
Return on Average Equity (ROE)(7)	17.8%	17.0%	12.9%	7.9%	3.1%
Average Equity/Average Assets (%)	6.8%	7.4%	8.5%	10.8%	11.1%
Interest Income/Average Earning Assets	7.5%	7.8%	8.5%	8.6%	8.7%
Interest Expense/Average Earning Assets(8)	2.8%	3.1%	3.4%	3.4%	3.4%
Interest Margin/Average Earning Assets	4.7%	4.8%	5.1%	5.2%	5.3%
Operating expense/Servicing Portfolio(7)	1.3%	1.2%	1.4%	1.4%	1.3%
Operating expenses/Average Assets(7)	2.5%	2.5%	3.2%	3.7%	3.8%
Efficiency Ratio(9)	55.9%	55.8%	62.5%	73.2%	85.9%

Common Stock Data
Primary earnings per share	$0.46	$0.42	$0.30	$0.18	$0.07
Diluted earnings per share	0.44	0.41	0.29	0.17	0.07
Shares used to compute primary EPS	28,284	28,152	28,101	28,089	28,071
Shares used to compute diluted EPS	29,059	28,696	29,155	29,693	28,856
Shares outstanding (period end)	28,393	28,236	28,120	28,101	28,089
Common Stock Price
High	$13.96	$13.50	$16.15	$17.03	$15.22
Low	$10.76	$8.15	$10.27	$14.00	$10.50
Period End	$13.31	$12.51	$11.07	$16.27	$14.77
Book value per share (period end)	$10.34	$10.14	$9.52	$9.23	$9.05

(1)	Called loans are mortgages purchased from the SASTA 96-2, 97-1, 97-2, and 97-3 securitizations pursuant to the clean up provision of the trust.
(2)	Cost to produce is defined as general and administrative costs and premium paid, net of fees collected, divided by units of loan production.
(3)	Seriously delinquent is defined as 60 plus days past due.
(4)	2002 net losses on liquidated loans exclude losses of $12.6 million relating to sale of delinquent called loans purchased at a discount and certain recoveries.
(5)	GAAP requires losses to be recognized immediately upon the loan transferring to real estate owned. The trust does not recognize a loss on real estate owned property until it is sold, which causes a timing difference between GAAP and trust losses. In addition, trust losses excludes losses resulting from a delinquent loan sale.
(6)	Average Earning Assets is a daily average balance of loans in warehouse and securitized portfolio.
(7)	Ratios are annualized.
(8)	Interest expense excludes loan buydown and legal fees associated with the facility.
(9)	Efficiency ratio is calculated as total expenses divided by net revenues.